Exhibit 99.j(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Credit Suisse Opportunity Funds:

We consent to the use of our reports, dated December 20, 2019, with respect to the statements of assets and liabilities of Credit Suisse Floating Rate High Income Fund, Credit Suisse Strategic Income Fund, Credit Suisse Managed Futures Strategy Fund and Credit Suisse Multialternative Strategy Fund, collectively, each a series of Credit Suisse Opportunity Funds, including their respective schedules of investments, as of October 31, 2019, and their respective related statements of operations for the year then ended, respective statements of changes in net assets for each of the years in the two-year period then ended, and respective financial highlights for each of the years in the five-year period then ended, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Counsel” in the statement of additional information.

/s/ KPMG LLP

New York, New York

February 26, 2020